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                                                                    EXHIBIT 4.5

                                                                      Exhibit B
                                                                             to
                                                               Credit Agreement

                               SECURITY AGREEMENT

          SECURITY AGREEMENT dated as of December 1, 1993 between FOREST OIL CORPORATION, a corporation duly organized and validly existing under the laws of the State of New York (the "Company"); each of the Subsidiaries of the Company that becomes a borrower pursuant to Section 9.16 of the Credit Agreement referred to below (the "Subsidiary Borrowers", and together with the Company, the "Obligors"); and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), as agent for the Banks party to the Credit Agreement (the "Banks") (in such capacity, together with its successors in such capacity, the "Agent").

          The Company, the Subsidiary Borrowers, certain Subsidiaries of the Company that become Subsidiary Guarantors pursuant to Section 9.16 of the Credit Agreement (the "Subsidiary Guarantors"), the Banks, and the Agent are parties to a Credit Agreement dated as of December 1, 1993 (as modified and supplemented and in effect from time to time, the "Credit Agreement"), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans and issuing letters of credit) to be made by said Banks to the Obligors in an aggregate principal or face amount not exceeding $50,000,000.

          To induce said Banks to enter into the Credit Agreement and to extend credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor has agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as so defined). Accordingly, the parties hereto agree as follows:

          Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein. In addition, as used herein:

          "Accounts" shall have the meaning ascribed thereto in Section 3(a) hereof.

          "Collateral" shall have the meaning ascribed thereto in Section 3 hereof.

          "Collateral Account" shall have the meaning ascribed thereto in
     Section 4.01 hereof.

          "Documents" shall have the meaning ascribed thereto in Section 3(g) hereof.

          "Equipment" shall have the meaning ascribed thereto in Section 3(i) hereof.

          "Hydrocarbons" shall mean, collectively, oil, gas, casinghead gas, condensate, natural gas liquids

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     finished and unfinished petroleum products and other liquid or gaseous hydrocarbons (including, without limitation, all liquefiable hydrocarbons and other products that may be extracted from gas and gas condensate by processing thereof in a gas processing plant).

          "Instruments" shall have the meaning ascribed thereto in Section 3(b) hereof.

          "Inventory" shall have the meaning ascribed thereto in Section 3(c) hereof.

          "Secured Obligations" shall mean, collectively, (a) the principal of and interest on the Loans made by the Banks to, and the Note(s) held by each Bank of, the Company and all other amounts from time to time owing to the Banks or the Agent by the Obligors under the Basic Documents including, without limitation, all Reimbursement Obligations and interest thereon, (b) all obligations of the Subsidiary Guarantors under the Credit Agreement and the other Basic Documents and (c) all obligations of the Obligors to the Banks and the Agent hereunder.

          "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

          Section 2. Representations and Warranties. Each Obligor represents and warrants to the Banks and the Agent that:

          (a) Such Obligor is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 hereof and no Lien exists or will exist upon such Collateral at any time (and no right or option to acquire the same exists in favor of any other Person) except for Liens permitted under Section 9.06 of the Credit Agreement and except for the pledge and security interest in favor of the Agent for the benefit of the Banks created or provided for herein, which pledge and security interest constitute a first priority perfected pledge and security interest in and to all of such Collateral.

          (b) Any goods or products now or hereafter produced by such Obligor or any of its Subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

          Section 3. Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Obligor hereby pledges and grants to the Agent, for the benefit of the Banks as hereinafter provided, a security interest in all of such Obligor's right, title and interest in the following property, whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as "Collateral"):

          (a) all accounts and general intangibles (each as

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     defined in the Uniform Commercial Code) of such Obligor constituting any right to the payment of money, including (but not limited to) all moneys due and to become due to such Obligor in respect of any loans or advances or for sales of Hydrocarbons, Inventory, Equipment or other goods or products sold or leased or for services rendered, all moneys due and to become due to such Obligor under any guarantee (including a letter of credit) of the purchase price of Hydrocarbons, Inventory or other goods or products sold by such Obligor and all tax refunds (such accounts, general intangibles and moneys due and to become due being herein called collectively "Accounts");

          (b) all instruments, chattel paper or letters of credit (each as defined in the Uniform Commercial Code) of such Obligor evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts, including (but not limited to) promissory notes, drafts, bills of exchange and trade acceptances (herein collectively called "Instruments");

          (c) all inventory (as defined in the Uniform Commercial Code) of such Obligor, all goods obtained by such Obligor in exchange for such inventory, and any products made or processed from such inventory including all substances, if any, commingled therewith or added thereto (herein collectively called "Inventory");

          (d) all other accounts or general intangibles of such Obligor not constituting Accounts;

          (e) each contract and other agreement of such Obligor relating to the sale or other disposition of Hydrocarbons, Inventory, Equipment or other goods or products, and all operating agreements, farmout agreements, farmin agreements, development agreements, participation agreements, area of mutual interest agreements, equipment leases, purchase agreements, sale agreements, option agreements and other agreements which cover, affect or otherwise relate to the production, sale, purchase, exchange, processing, handling, storing, transporting or marketing of the Hydrocarbons;

          (f) all rights, titles, interests and estates now owned or hereafter acquired by the Obligors in and to all Hydrocarbons which are contained in or under, or which are produced from the Mortgaged Properties, including without limitation, all oil and gas in tanks and all rents, issues, profits, proceeds (including without limitation, all prepayment for production not taken or payments in lieu of production), products and revenues;

          (g) all documents of title (as defined in the Uniform Commercial Code) or other receipts of such Obligor covering, evidencing or representing the sale of Hydrocarbons, Inventory, Equipment or other goods or products (herein collectively called "Documents");

          (h) all rights, claims and benefits of such Obligor against any Person arising out of, relating to or in connection with the purchasing by such Obligor of
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     any rights, titles, interests and estates in any minerals   including
     Hydrocarbons, Inventory, Equipment or such other goods and products, including, without limitation, any such rights, claims or benefits against any Person storing or transporting such items;

          (i) all fixtures and equipment (as such terms are defined in the Uniform Commercial Code) which are now owned or may otherwise be acquired by the Obligor, including, without limitation, any and all property, equipment, fixtures and other property now owned or hereafter acquired, including, without limitation, oil wells, gas wells, injection wells or other wells or well equipment, field separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering lines, field gathering systems, salt water disposal facilities, tanks and tank batteries, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, power and telephone and telegraph lines (herein collectively called "Equipment");

          (j) the balance from time to time in the Collateral    Account;

          (k) all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Obligor described in the preceding clauses of this Section 3 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by any Obligor in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, correspondence, credit files, records, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor; and

          (l) any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the lien and security interest hereof by such Obligor or by anyone on such Obligor's behalf.


          Section 4.  Cash Proceeds of Collateral.

          4.01 Collateral Account. There is hereby established with the Agent a cash collateral account (the "Collateral Account") in the name and under the control of the Agent into which there shall be deposited from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Agent pursuant hereto and into which the Obligors may from time to time deposit any additional amounts that any of them wishes to pledge to the Agent for the benefit of the Banks as additional collateral security hereunder. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied

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as hereinafter provided.  Except as expressly provided in the next sentence, the
Agent shall remit the collected balance outstanding to the credit of the Collateral Account to or upon the order of the respective Obligor as such Obligor through the Company shall from time to time instruct. However, at any time following the occurrence and during the continuance of an Event of Default, the Agent may (and, if instructed by the Banks in accordance with the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 5.08 hereof. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein.

          4.02 Proceeds of Accounts. At any time after the occurrence and during the continuance of an Event of Default, each Obligor shall, upon the request of the Agent, instruct all account debtors and other Persons obligated in respect of all Accounts to make all payments in respect of the Accounts either (a) directly to the Agent (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Agent) or (b) to one or more other banks in the United States of America (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Agent) under arrangements, in form and substance satisfactory to the Agent pursuant to which such Obligor shall have irrevocably instructed such other bank (and such other bank shall have agreed) to remit all proceeds of such payments directly to the Agent for deposit into the Collateral Account. All payments made to the Agent, as provided in the preceding sentence, shall be immediately deposited in the Collateral Account.
In addition to the foregoing, each Obligor agrees that, at any time after the occurrence and during the continuance of an Event of Default, if the proceeds of any Collateral hereunder (including the payments made in respect of Accounts) shall be received by it, such Obligor shall, upon the request of the Agent, as promptly as possible deposit such proceeds into the Collateral Account. Until so deposited, all such proceeds shall be held in trust by such Obligor for and as the property of the Agent and shall not be commingled with any other funds or property of such Obligor.


          4.03 Investment of Balance in Collateral Account. Amounts on deposit in the Collateral Account shall be invested from time to time in such Permitted Investments as the respective Obligor through the Company (or, after the occurrence and during the continuance of a Default, the Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Agent, provided that (i) at any time after the occurrence and during the continuance of an Event of Default, the Agent may (and, if instructed by the Banks in accordance with the Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section
5.08 hereof and (ii) if requested by the respective Obligor through the Company, such Permitted Investments may be held in the name and under the control of one or more of the Banks (and in that connection each Bank, pursuant to Section
11.10 of the

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Credit Agreement) has agreed that such Permitted Investments shall be held by such Bank as a collateral sub-agent for the Agent hereunder).

          4.04 Cover for Letter of Credit Liabilities. Amounts deposited into the Collateral Account as cover for Letter of Credit Liabilities under the Credit Agreement pursuant to Section 2.10(e) or 10 thereof shall be held by the Agent in a separate sub-account (designated "Letter of Credit Liabilities Sub-Account") and all amounts held in such sub-account shall constitute collateral security first for the Letter of Credit Liabilities outstanding from time to time and second as collateral security for the other Secured Obligations hereunder.

          4.05 Authority to Collect. Until the occurrence of an Event of Default, each Obligor (i) shall, at its own expense, endeavor to collect, as and when due, all amounts due to such Obligor with respect to the Collateral, including the taking of any action with respect to such collection as the Agent may reasonably request, or, in the absence of such request, as such Obligor may deem advisable and (ii) may grant, in the ordinary course of business, to any account debtor, any rebate, refund or allowance to which such account debtor may lawfully be entitled, and may accept, in connection therewith, the return of Hydrocarbons, the sale of which shall have given rise to Accounts.

          Section 5. Further Assurances; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, the Obligors hereby jointly and severally agree with each Bank and the Agent as follows:

          5.01  Delivery and Other Perfection.  Each Obligor shall:

          (a) deliver and pledge to the Agent any and all   Instruments,
     endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Agent may request; provided, that so long as no Default shall have occurred and be continuing, such Obligor may retain for collection in the ordinary course any Instruments received by such Obligor in the ordinary course of business and the Agent shall, promptly upon request of such Obligor through the Company, make appropriate arrangements for making any Instrument pledged by such Obligor available to such Obligor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Agent, against trust receipt or like document);

          (b) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of the Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, provided that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of clause (e) below;

          (c) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Agent may reasonably require in order to reflect the security interests granted by this Agreement;

          (d) permit representatives of the Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Agent to be present at such Obligor's place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Obligor with respect to the Collateral, all in such manner as the Agent may require; and

     (e) upon the occurrence and during the continuance of any Default, upon request of the Agent, promptly notify (and such Obligor hereby authorizes the Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Agent.

          5.02 Other Financing Statements and Liens. Except as otherwise permitted under Section 9.06 of the Credit Agreement, without the prior written consent of the Agent (granted with the authorization of the Banks as specified in Section 12.04 of the Credit Agreement), no Obligor shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Agent is not named as the sole secured party for the benefit of the Banks.

          5.03 Preservation of Rights. The Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

          5.04 Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:

          (a) each Obligor shall, at the request of the Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Agent and such Obligor, designated in its request;

     (b) the Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

          (c) the Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right);

          (d) the Agent in its discretion may, in its name or in the name of the Obligors or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

          (e) the Agent may, upon ten business days' prior written notice to the Obligors of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Agent, the Banks or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Agent or any Bank or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligors, any such demand, notice and right or equity being hereby expressly waived and released. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section
5.04 shall be applied in accordance with Section 5.08 hereof.

          The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligors acknowledge that any such private sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

          5.05 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.04 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligors shall remain liable for any deficiency.

          5.06 Removals, Etc. Without at least 30 days' prior written notice to the Agent, no Obligor shall (i) maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place, or permit any Inventory or Equipment to be located anywhere, other than at the address indicated beneath the signature of the Company to the Credit Agreement or at one of the locations identified in Annex 1 hereto under its name or in transit from one of such locations to another or
(ii) change its name, or the name under which it does business, from the name shown on the signature pages hereto.

          5.07 Private Sale. The Agent and the Banks shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.04 hereof conducted in a commercially reasonable manner. Each Obligor hereby waives any claims against the Agent or any Bank arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

          5.08 Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this Section 5.08, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Agent under Section 4 hereof or this Section 5, shall be applied by the Agent:

          First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Agent in connection therewith;

          Next, to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Banks holding the same may otherwise agree; and

          Finally, after payment in full of all of the Secured Obligations and the termination of the Commitments to the payment to the respective Obligor, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the "Letter of Credit Liabilities Sub-Account" of the Collateral Account pursuant to Section 4.04 hereof shall be applied first to the Letter of Credit Liabilities outstanding from time to time and second to the other Secured Obligations in the manner provided above in this Section 5.08.

          As used in this Section 5, "proceeds" of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Obligors or any issuer of or obligor on any of the Collateral.

          5.09 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Agent is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

          5.10 Perfection. Prior to or concurrently with the execution and delivery of this Agreement, each Obligor shall (i) file such financing statements and other documents in such offices as the Agent may request to perfect the security interests granted by Section 3 of this Agreement.

          5.11 Termination. When all Secured Obligations shall have been paid in full and the Commitments of the Banks under the Credit Agreement and all Letter of Credit Liabilities shall have expired or been terminated, this Agreement shall terminate, and the Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Obligor. The Agent shall also execute and deliver to the respective Obligor upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the respective Obligor to effect the termination and release of the Liens on the Collateral.

          5.12 Further Assurances. Each Obligor agrees that, from time to time upon the written request of the Agent, such Obligor will execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order fully to effect the purposes of this Agreement.


          Section 6.  Miscellaneous.

          6.01 No Waiver. No failure on the part of the Agent or any Bank to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any Bank of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

          6.02 Notices. All notices, requests, consents and demands hereunder shall be in writing and telexed, telecopied or delivered to the intended recipient at its "Address for Notices" specified pursuant to Section 12.02 of the Credit Agreement and shall be deemed to have been given at the times specified in said Section 12.02.

          6.03 Expenses. The Obligors jointly and severally agree to reimburse each of the Banks and the Agent for all reasonable costs and expenses of the Banks and the Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Agent of any obligations of the Obligors in respect of the Collateral that the Obligors have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Agent in respect thereof, by litigation or otherwise, including expenses of insurance,
(y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3 hereof.

          6.04 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Obligor and the Agent (with the consent of the Banks as specified in Section
12.04 of the Credit Agreement). Any such amendment or waiver shall be binding upon the Agent and each Bank, each holder of any of the Secured Obligations and each Obligor.

          6.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Obligor, the Agent, the Banks and each holder of any of the Secured Obligations (provided, however, that no Obligor shall assign or transfer its rights hereunder without the prior written consent of the Agent).

          6.06 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          6.07 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          6.08  Governing Law.   This Agreement shall be
governed by, and construed in accordance with, the law of the State of New York.

          6.09 Agents and Attorneys-in-Fact. The Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

          6.10 Inconsistent Provisions. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Credit Agreement, the provisions set forth in the Credit Agreement shall control.

          6.11 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law,
(i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the Banks in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.












          IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.


                              FOREST OIL CORPORATION



                              By _________________________
                                 Title: President



                              THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION),
                                       as Agent



                              By _________________________
                                 Title: Managing Director

                                     ANNEX 1




           LIST OF LOCATIONS

           [SEE SECTION 5.06]


[Complete for each Obligor:]

[NAME OF OBLIGOR]